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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
CONTACT:  Lori J. Fisher (314) 694-8535

                       MONSANTO CEO OUTLINES STRATEGY FOR
                GROWTH AT AGCHEMICALS/AGBIOTECHNOLOGY CONFERENCE

         NEW YORK (Feb. 6, 2001) - Citing Monsanto Company's (NYSE: MON) unique capabilities in agriculture, Chief Executive Officer Hendrik A. Verfaillie expressed his confidence that a combination of a strong core business, great upside from biotechnology and genomics, and focused management will produce steadily increasing revenue and income growth for the company. Verfaillie is speaking today at the Goldman, Sachs & Co. Fifth Annual AgChemicals/AgBiotechnology Conference.

         "We have a unique business model that combines our herbicides, biotechnology traits, seeds and genomics into integrated solutions for our customers," Verfaillie said. "Our customers win as they can grow their crops at lower cost and higher value. We gain a competitive advantage that allows us to sell seeds, biotech and herbicides as an integrated solution on more crops, on more acres.

         "This combination of innovation and margin expansion from our new technology offers us a great opportunity for steady profit growth," he added.

         Verfaillie noted that Monsanto's management is focused in three areas in 2001:

     - One, growing sales of Roundup herbicide through brand leadership and volume growth worldwide;

     - Two, gaining approvals for biotechnology traits and commercializing them globally; and

     - Three, realizing the full value of the company's research and new product pipeline.

         The strategy for growing sales of Roundup herbicide is based on volume growth, brand leadership and a low-cost position. Monsanto is growing volumes through

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     expanded use of Roundup in conservation tillage applications or over the top of Roundup Ready crops, Verfaillie said. Conservation tillage allows farmers to replace plowing with the judicious use of herbicides to control weeds. The result is reduced costs, increased yield potential, and greater environmental benefits. Roundup often is the herbicide of choice in conservation tillage systems. Through 1999, Monsanto has penetrated only one-third of the estimated 750-million-acre opportunity in conservation tillage.

         The potential for expansion for Roundup Ready crops also is significant, Verfaillie noted. For example, Roundup Ready corn currently is used on 3 million acres, but the global potential is more than 200 million acres. Roundup Ready soybeans, which have been on the market longer than Roundup Ready corn, are planted on 53 percent of the total soybean acres suitable for the Roundup Ready technology.

         Branded Roundup products offer opportunities for growth both in volumes and in sales, as these specially formulated herbicides offer unique benefits and thus garner higher margins. One recently introduced product, Roundup UltraMAX, gives farmers excellent weed control and convenience from a specially formulated version of Roundup that works particularly well with Roundup Ready crops.

         Additionally, Monsanto has staked a low-cost position for glyphosate through continued improvements in process technology and with the scale advantages achieved through continued volume growth.

         Beyond Roundup, the next largest source of growth for the company is biotechnology traits. Current commercial products include Roundup Ready corn,


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     cotton and soybeans; Bollgard insect-protected cotton; and YieldGard insect-protected corn.

         "In the short-term, we are focused on several key regulatory approvals, including Brazilian approval of Roundup Ready soybeans, European approval of Roundup Ready corn, and Indian approval of Bollgard cotton," Verfaillie said. "There are positive signs that the regulatory processes in Brazil and Europe are moving forward, and our Indian submission is currently undergoing regulatory review."

         On the horizon for growers are three new products that have been filed for regulatory reviews. These include a new version of Roundup Ready corn; MaxGard insect-protected corn, which protects against corn rootworm; and Bollgard II, a second-generation product for insect protection in cotton.

         "We have focused our product pipeline on four platforms - crop yield and productivity, insect and disease management, weed management, and feed and food products - in major crops," Verfaillie said. "As a result, our pipeline is well balanced between short- and long-term opportunities and with potential blockbusters."

         Verfaillie concluded his comments by noting that Monsanto is a unique investment. "We have a solid business in the short-term based on growth of the core business combined with significant cost management opportunities. We have potential breakthrough growth in the medium-term assuming biotechnology growth re-accelerates and our genomics capabilities accelerate our seed business growth. And we have long-term growth potential from our pipeline of new products," he said.




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         Monsanto Company, an 85 percent owned subsidiary of Pharmacia
Corporation, is a leading global provider of technology-based solutions and agricultural products that improve farm productivity.

NOTES TO EDITORS: ROUNDUP, ROUNDUP READY, ROUNDUP ULTRAMAX, BOLLGARD, YIELDGARD AND MAXGARD ARE TRADEMARKS OWNED BY MONSANTO COMPANY.

Certain statements contained in this release, such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are "forward-looking statements." These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others: management's ability to achieve its cost-cutting objectives; the company's ability to successfully market new and existing products in new and existing domestic and international markets; the success of the company's research and development activities and the speed with which regulatory authorizations and product roll-outs may be achieved; the company's ability to achieve and maintain protection for its intellectual property; fluctuations in exchange rates; the effects of the company's accounting policies and changes in generally accepted accounting principles; the company's exposure to lawsuits regarding intellectual property and product liability, and other lawsuits and contingencies related to actual or alleged environmental contamination; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; increased generic and branded competition for the company's Roundup herbicide following the expiration of U.S. patent protection in September 2000; the seasonal nature of the company's agriculture business and the effect of weather conditions and commodity markets on that business; the company's ability to fund its short-term financing needs; general economic and business conditions; the company's ability to attract and retain current management and other employees of the company; and other risks and factors detailed in the company's filings with the U.S. Securities and Exchange Commission. The company disclaims any intention or obligation to revise or update any forward-looking statements or any factors that may cause actual results to differ, whether as a result of new information, future events or otherwise.

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